Exhibit 99.1

Contact:

Meg McElroy - Shareholder Relations	301.366.4960
Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

For Immediate Release; August 16, 2010

Neuralstem Reports Second Quarter Financial Results
and Provides Business & Clinical Update

ROCKVILLE, Maryland, August 16, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) today reported its financial results for the three months and six months periods ended June 30, 2010 and provided a business and clinical update.

Richard Garr, Neuralstem’s President & CEO said, “2010 continues to be a year of major milestones for Neuralstem. We started by moving into the clinic to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's disease) with our spinal cord neural stem cell therapy. We also completed the necessary financings to fund our transition from the laboratory into the clinic for multiple trials that we expect to start in the balance of the year. Towards that end, we expect to file an IND for a Phase I safety trial for chronic spinal cord injury with the FDA later this month.  We also expect to file an IND for a Phase I safety trial for major depression for our small molecule drug in the fourth quarter.”

Clinical Program and Business Highlights

In May 2010, Neuralstem’s President & CEO, Richard Garr, presented at the Fifth Annual World Stem Cells and Regenerative Medicine Congress, in London, UK. Mr. Garr's presentation "Goals, Challenges and Solutions for Bringing Cell-Based ALS Therapy to the Clinic" addressed the goals and scientific potential of applying cell therapy to ALS, as well as the challenges and solutions in bringing this treatment to patients.

The company also announced that, after reviewing the safety data from the first cohort of 3 patients, the independent Safety Monitoring Board overseeing the ALS trial gave the approval to move to the second cohort of 3 patients, which took place over the third quarter. The first cohort of 3 patients received only 5 injections each, unilaterally. The second cohort of patients received 10 injections each, bilaterally, in the lower spinal cord.  Subject to review of the first two cohorts and approval by the Safety Monitoring Board, the next part of the trial will move into earlier-stage ALS patients in October.

In June 2010, the Principal Investigator of Neuralstem’s Phase I clinical trial to treat ALS with its spinal cord stem cells, Dr. Eva Feldman, presented at the inaugural A. Alfred Taubman Forum on Improving Science and Technology Innovation in the United States, at The Brookings Institution in Washington, D.C. Dr. Feldman, PhD, MD, is the Russell DeJong Professor of Neurology and Director of the ALS Clinic at the University of Michigan. Dr. Feldman's talk addressed the importance of medical research at academic centers to keep America at the forefront of innovation, of which the ALS trial is an example. As part of the talk, Dr. Feldman discussed some general aspects of the ALS trial.

In June 2010, Neuralstem completed a financing via a registered direct offering of $10 million of units to institutional investors and provided updates on its BioTherapeutics, BioPharmaceuticals and International initiatives:

BioTherapeutics: Neuralstem announced that it will submit a clinical trial application in chronic spinal cord injury to the FDA as the first of planned additional FDA clinical trial submissions utilizing the company’s neural stem therapy platform. The company is on schedule to file an Investigational New Drug (IND) submission with the FDA this month. The Phase I clinical trial for chronic spinal cord injury is planned to be a multisite study.

BioPharmaceuticals: Four Neuralstem molecules have demonstrated neurogenic activity, the ability to stimulate neurogenesis of normal adult brain cells in the hippocampus. Neuralstem scientists have been developing this new class of drugs over the past 12 months. They are currently completing the pre-clinical pharmaceutical programs to submit INDs to the FDA for Phase I clinical trials for the company’s first-in-class neurogenic small molecule drug. The first Phase I trial of Neuralstem’s small molecule compound is expected by early 2011, with an initial trial indication of major depression. Neuralstem believes that its ability to screen against its proprietary cells provides a valuable and unique advantage for the discovery of novel compounds to central nervous system (CNS) diseases. As such, this first small molecule drug program will be a powerful validation of its screening platform.

International Initiatives: Neuralstem announced in June of 2010 that it commenced the formation of a wholly owned subsidiary, Neuralstem China 神脑生物医药公司 (Suzhou Neuralstem Biopharmaceutical Company, Ltd.), with the intention of conducting stem cell clinical trials in the People’s Republic of China. The company anticipates the formation to be completed during the third quarter of 2010 and operations to begin shortly thereafter. Additionally, the company continues to support its Korean partner, CJ Cheil Jedang Corporation, as it moves to launch its first Asian markets clinical trial.  Neuralstem also continues to work on Huntington’s disease with its collaborators at Albert-Ludwigs-University in Freiburg, Germany.

Second Quarter and Six Months Financial Results

During the second quarter ended June 30, 2010, Neuralstem received a total of $9.3 million from a registered direct placement. Cash, cash equivalents and short-term marketable securities at June 30, 2010 totaled approximately $14 million, compared with approximately $2.3 million at December 31, 2009.

The Company reported a second quarter 2010 net loss of $4.9 million or $0.12 per share, compared with a net loss of $3.2 million, or $0.09 per share a year ago.  The change from 2009 to 2010 was primarily due to increased research spending related to the clinical trials which began in January 2010, and to the costs of completing preclinical trial studies for new indications.  Net loss attributable to common stockholders for the first six months of 2010 was $11,718,301, or $0.29 per share, compared with $2,283,769, or $0.07 per share for the comparable period in 2009.  The increase was primarily attributable to increases in R&D and legal fees, and non-cash stock-based compensation expense, offset by a non-cash gain related to our warrant accounting for the first quarter 2009.

For the six months ended June 30, 2010, cash used in operating activities totaled $4,878,730, an increase of $2,350,454 compared to the same period in the prior year, primarily attributable to  increased research spending related to the beginning of clinical trials, the costs of completing preclinical trial studies for new indications, and increased legal fees.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington’s disease.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company plans to initiate clinical trials to treat Alzheimer’s disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, post traumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended June 30, 2010.

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Neuralstem, Inc.

Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,025,745	$2,309,774
Prepaid expenses	272,613	143,600

Total current assets	14,298,358	2,453,374

Property and equipment, net	187,113	196,755
Intangible assets, net	370,421	301,560
Other assets	49,409	55,716

Total assets	$14,905,301	$3,007,405

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,144,916	$791,607
Accrued bonus expense	588,338	769,215
Fair value of warrant obligations	2,189,064	-

Total current liabilities	3,922,318	1,560,822

LONG-TERM LIABILITIES

Fair value of warrant obligations	-	6,462,039

Total liabilities	3,922,318	8,022,861

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 46,008,024 and 35,743,831 shares outstanding in 2010 and 2009 respectively	460,080	357,438
Additional paid-in capital	89,808,035	62,193,937
Accumulated deficit	(79,285,132)	(67,566,831)
Total stockholders' equity (deficit)	10,982,983	(5,015,456)

Total liabilities and stockholders' equity (deficit)	$14,905,301	$3,007,405

Neuralstem, Inc.

Statements of Operations
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development costs	2,613,676	1,452,793	4,513,640	2,886,802
General, selling and administrative expenses	1,550,814	1,249,947	3,238,649	2,707,186
Depreciation and amortization	30,601	21,424	59,663	42,220
	4,195,091	2,724,164	7,811,952	5,636,208
Operating loss	(4,195,091)	(2,724,164)	(7,811,952)	(5,636,208)

Nonoperating (expense) income:
Interest income	9,653	8,516	15,463	10,780
Interest expense	(1,462)	-	(2,120)	-
Warrant issuance and modification expense	-	-	(1,906,800)	-
(Loss) gain from change in fair value of warrant obligations	(764,440)	(473,799)	(2,012,892)	3,341,659
	(756,249)	(465,283)	(3,906,349)	3,352,439

Net loss attributable to common shareholders	$(4,951,340)	$(3,189,447)	$(11,718,301)	$(2,283,769)

Net loss per share – basic and diluted	$(0.12)	$(0.09)	$(0.29)	$(0.07)

Weighted average common shares outstanding – basic and diluted	42,450,338	33,760,091	40,505,586	33,755,720